Exhibit 99.1

Net1 appoints Ian Greenstreet to its board of directors

Johannesburg, March 19, 2020 - Net 1 UEPS Technologies, Inc. (NasdaqGS: UEPS; JSE: NT1) ("Net1" or the "Company") announced today the appointment of Mr. Ian Greenstreet as an independent non-employee director of the Company, effective May 1, 2020. He will also serve on the nominating and corporate governance, audit and remuneration committees, effective May 1, 2020.

Mr. Ian Greenstreet has served on public and private corporate boards to which he brings diverse localized management and board experience in banking, finance, risk, managerial and financial technology. He sits on the advisory committee of the London Stock Exchange, a board member of Assupol Holdings and Assupol Life Ltd and is Chairman and Founder of Infinity Capital Partners Ltd in the UK. He previously served on the board of Diamond Bank in Nigeria, was a representative of the FMO (the Dutch Development Bank) on the board of Bank of Africa and Alios Capital, both those organizations being based across Africa. He also served as regional Head of Risk for ABN AMRO Bank and a board member and head of Henderson Fund Management in Luxembourg.

Ian has attended a program at Harvard Business School on driving Digital and Social Strategy and is a fellow of the Institute of Chartered Accountants in England and Wales (FCA). He is recognized as one of the 100 most influential black people in the UK for the last four consecutive years as well as in the UK's top 50 of Black Asian Minorities (BAME) in 2016.

"I am very pleased to welcome Ian to our Board," said Christopher S. Seabrooke, Chairman of the Net1 Board. "He brings broad global experience and expertise in banking, technology, risk management and governance to Net1 which will be invaluable as we expand our payments, financial services and technology internationally," he concluded.

Net1's Board will be comprised of two executive and six independent directors once Mr. Greenstreet's appointment is effective.

About Net1 (www.net1.com)

Net1 is a multinational financial technology company with a presence in Africa, Asia and Europe. Net1 leverages its proprietary banking and payment technology to distribute low-cost financial and value-added services to underbanked consumers and small businesses. The Company also provides transaction processing services, including being a leading payment processor and bill payment platform in South Africa. Net1 leverages its strategic investments in banks, telecom and mobile payment technology companies to further expand its product offerings or to enter new markets. Net1 has a primary listing on NASDAQ (NasdaqGS: UEPS) and a secondary listing on the Johannesburg Stock Exchange (JSE: NT1). Visit www.net1.com for additional information about Net1.

Investor Relations Contact:

Dhruv Chopra

Group Vice President, Investor Relations

Phone: +1 917-767-6722

Email: dchopra@net1.com

Media Relations Contact:

Bridget von Holdt

Business Director - BCW

Phone: +27-82-610-0650

Email: Bridget.vonholdt@bcw-global.com